Greenlight Capital Re, Ltd.
Short-Term Incentive Plan

1.Purpose. The purpose of this Greenlight Capital Re, Ltd. Short-Term Incentive Plan (as amended, restated or otherwise modified from time to time, the “Plan”) is to foster and promote the success of Greenlight Capital Re, Ltd. (the “Company”) and its subsidiaries (together with the Company, collectively, the “Greenlight Group”) by motivating the eligible employees of the Greenlight Group selected by the Compensation Committee of the Board of Directors of the Company (the “Committee”) to participate in this Plan to maximize the performance of the Greenlight Group and rewarding them with cash bonuses directly related to such performance. The Plan is an annual plan that coincides with the calendar year (each, a “Plan Year”) commencing on January 1 and ending on December 31 of each year beginning with calendar year 2021. This Plan replaces any other annual incentive plans or programs sponsored or maintained by any member of the Greenlight Group in respect of calendar year 2021.

2.Participation. All full-time salaried employees of the Greenlight Group shall be eligible to participate in the Plan (each, an “Eligible Employee”). With respect to each Plan Year, the Chief Executive Officer of the Company (the “CEO”) shall recommend to the Committee those Eligible Employees to be considered for selection as participants in the Plan for such Plan Year. Any such Eligible Employee (i) recommended by the CEO and actually selected by the Committee, in its sole discretion, to participate in the Plan with respect to such Plan Year and (ii) notified in writing by the Company of such selection and of the terms and conditions who acknowledges and agrees to such terms and conditions, shall be referred to herein as a “Participant” with respect to such Plan Year. Participation by a Participant for a particular Plan Year does not guarantee participation for any subsequent Plan Year.

3.Administration. The Plan shall be interpreted and administered by the Committee. The Committee shall have full power and authority to (i) designate Participants in accordance with Section 2 above, (ii) determine the amount of any bonus in accordance with Section 6 below, (iii) interpret and administer the Plan, (iv) make factual determinations with respect to the Plan, (v) waive any terms or conditions under the Plan, (vi) resolve any disputes, correct any defect, reconcile any inconsistency, and supply any omissions under the Plan, (vii) prescribe or amend forms or procedures as it deems necessary or appropriate for the proper administration of the Plan, and (viii) make any other determinations and take such other actions as it deems necessary or advisable under or with respect to the Plan. Any action required of the Company under the Plan need not be uniformly applied to similarly situated individuals. All determinations, interpretations or other actions made or taken (including, but not limited to, any failure to make any determination or interpretation or failure to make or take any other action) by the Committee, including with respect to the resolution of disputes under the Plan, shall be within the sole discretion of the Committee, shall be final, conclusive and binding upon the Company, all Participants and all other interested individuals and/or entities, including, without limitation, all Eligible Employees, and shall be given deference in any proceeding with respect thereto.

4.Awards. With respect to each Plan Year in which a Participant participates in this Plan, each such Participant will have an aggregate target bonus opportunity (each, an “Aggregate Target Bonus”), which will be expressed as a percentage of the Participant’s Base Salary (as defined below) as set forth in such individual’s employment agreement or offer letter, as applicable, with a member of the Greenlight Group or as otherwise communicated to the Participant in writing, and such Aggregate Target Bonus may be broken down into two parts: (x) the Company Performance Target Bonus (as defined below) and (y) the Individual Performance Target Bonus (as defined below). The Aggregate Target Bonus will vary by individual Participant and may vary among Participants in the same Base Salary grade level or same internal reporting relationship. The weighting between the Company Performance Target Bonus and the Individual Performance Target Bonus, to the extent applicable, for each Participant shall be determined with respect to each Plan Year by the Committee based on recommendations by the CEO (other than the weighting for the CEO). Weightings may be changed from Plan Year to Plan Year. For purposes of this Plan, (i) the term “Base Salary” means the base salary of a Participant, excluding all other forms of compensation, such as benefits, insurance, retirement plan contributions and any other additional compensation received in or with respect to a Plan Year, and to the extent a Participant’s base salary is modified during a Plan Year, base salary shall be prorated between the original and modified base salary amount, (ii) the term “Company Performance Target Bonus” means the portion of the bonus that is determined based on the Company Performance Criteria (as defined below) with respect to a particular Plan Year (the “Company Performance Bonus”) that would be payable, if at all, upon the achievement of such Company Performance Criteria at a level of 100% (it being understood that the foregoing shall be applied in a corresponding manner in the event there is more than one Company Performance Criteria), and (iii) the term “Individual Performance Target Bonus” means the portion of the bonus that is determined with respect to a particular Plan Year (the “Individual Performance Bonus”) that would be payable, if at all, upon achievement at a level of 100%. Each of the Company Performance Bonus and the Individual Performance Bonus may be earned independent of one another.

a.Company Performance Bonus. The Committee shall select one or more of the Company Performance Criteria as the Company Performance Criteria for the relevant Plan Year that relate(s) to the Company Performance Bonus and each selected Company Performance Criteria shall be assigned a threshold, target and maximum level of achievement (including the corresponding percentage of the Company Performance Target Bonus that can be earned) as determined by the Committee in its sole discretion. If more than one Company Performance Criteria is selected for a particular Plan Year, the Committee shall determine, in its sole discretion, the weighting between the various Company Performance Criteria (including the corresponding percentage of the Company Performance Target Bonus that can be earned). The Company Performance Criteria and requisite level of performance corresponding to the threshold and maximum levels of performance (including the corresponding percentage of the Company Performance Target Bonus that can be earned) may be changed from Plan Year to Plan Year, but in no event may the maximum level of performance result in a payment in excess of two hundred percent (200%) of the Company Performance Target Bonus (it being understood that the foregoing shall be applied in a corresponding manner in the event that there is more than one Company Performance Criteria). The target level of performance shall equate to 100% of the applicable Company Performance Criteria being attained and the Company Performance Bonus being earned at 100% of the Company Performance Target Bonus, subject to the terms and conditions of this Plan (it being understood that the foregoing shall be applied in a corresponding manner in the event there is more than one Company Performance Criteria). For purposes of this Plan, the term “Company Performance Criteria” means the criteria selected by the Committee to measure performance of one or more members of the Greenlight Group for a Plan Year based on any one of the following: (i) adjusted operating profit; (ii) growth in book value per share; (iii) total shareholder return; (iv) underwriting loss ratio; (v) underwriting combined ratio; (vi) expense ratio; (vii) net income; or (viii) any other performance criteria that the Committee may select in its discretion. The threshold, target and maximum levels of any Company Performance Criteria may be increased or decreased by the Committee, as determined in its sole discretion, to reflect transactions not in the ordinary course which may affect such Company Performance Criteria, including, but not limited to, share issuances or conversions, share repurchases, dividends, distributions or other transactions affecting such Company Performance Criteria. In no event shall any bonus relating to the Company Performance Bonus be payable hereunder if the relevant threshold level of performance with respect to the Company Performance Criteria is not attained (it being understood that the foregoing shall be applied in a corresponding manner in the event there is more than one Company Performance Criteria). Actual performance between two hurdles will be subject to interpolation on a straight line basis.

b.Individual Performance Bonus. The aggregate amount that can be earned with respect to the Individual Performance Bonus will range from zero percent (0%) to one hundred percent (100%) of the Individual Performance Target Bonus. The Committee shall determine, in its sole discretion, the percentage of the Individual Performance Target Bonus, if any, that a Participant who is an executive officer of the Company shall be eligible to earn based on recommendations of the CEO (other than with respect to the CEO, which determination shall be made solely by the Committee). The CEO shall determine, in his or her sole discretion, the percentage of the Individual Performance Target Bonus, if any, that a Participant who is not an executive officer of the Company shall be eligible to earn.

5.Termination of Employment. Except as otherwise determined by the Committee in its sole discretion, or as set forth in a Participant’s employment agreement or offer letter, as applicable, with a member of the Greenlight Group or otherwise, if (x) the Participant’s employment with a member of the Greenlight Group terminates for any reason on or prior to the last day of the applicable Plan Year or (y) the Participant has given notice of termination for any reason or received notice of termination by a member of the Greenlight Group for any reason, in any such case, on or prior to the last day of the applicable Plan Year, the Participant shall cease to be a Participant in the Plan with respect to any and all applicable Plan Years, the Participant’s bonus, if any, under the Plan shall be forfeited, and the Participant shall have no further rights hereunder; provided, however, that in the event of a termination of the Participant’s employment due to death or Disability (as defined below) on or prior to the last day of the applicable Plan Year in which such Participant participates in this Plan, the Participant will be entitled to receive a pro-rata bonus hereunder based on actual performance for the applicable Plan Year in which the termination occurs, subject to compliance with the terms of such Participant’s employment agreement or other agreement for services with a member of the Greenlight Group, as applicable. For purposes of this Plan, the term “Disability” means, if the Participant is a party to any employment agreement or other agreement for services with a member of the Greenlight Group and such agreement provides for a definition of Disability, the definition therein contained, or, if no such agreement or definition exists, it means the failure of any Participant to perform his or her duties due to physical or mental incapacity as determined by the Committee.

6.Bonus Determination/Payments. Performance and bonus achievement will be measured following the end of each applicable Plan Year. Following the approval by the Board of Directors of the Company (the “Board”) of the Company’s audited fiscal year results for the applicable Plan Year, the Committee will determine the level of achievement of the Company Performance Criteria and the Committee or the CEO, as applicable, will determine the level of achievement of each Participant’s individual performance (after review with the CEO of the Participant’s performance for the applicable Plan Year, other than with respect to the CEO, whose performance will be reviewed by the Committee) with respect to each Plan Year (such approval, the “Determination”). Any bonuses that are determined by the Committee or the CEO, as applicable, to be paid in accordance with the terms and conditions of this Plan and have not been forfeited in accordance with the terms and conditions of this Plan shall be paid by the applicable member of the Greenlight Group that employs the Participant in a lump sum cash payment following the date of the Determination, but in no event later than March 15 of the year following the Plan Year to which the bonus relates. Bonuses, if any, hereunder will be calculated based on (i) the Plan Year achievement of the relevant Company Performance Criteria with respect to the relevant Plan Year measured on a percentage basis by reference to the target level of achievement and (ii) the Plan Year achievement of a Participant’s Individual Performance Target Bonus. Linear interpolation shall be used to calibrate payouts between the threshold, target and maximum levels. Subject to the terms of the Plan, a Participant’s bonus, if any, under this Plan in respect of a particular Plan Year will be equal to the sum of the Actual Company Performance Bonus (as defined bellow), if any, and the Actual Individual Performance Bonus (as defined below), if any. For purposes of this Plan, the term “Actual Company Performance Bonus” shall mean the amount of the Company Performance Target Bonus that is determined to be earned, if at all, in accordance with the terms and conditions of this Plan based on the level of achievement of the Company Performance Criteria as determined by the Committee in accordance with, and subject to the terms and conditions of, this Plan and “Actual Individual Performance Bonus” shall mean the amount of the Individual Performance Target Bonus that is determined to be earned, if at all, in accordance with, and subject to the terms and conditions of, this Plan based on the level of achievement as determined by the Committee or the CEO, as applicable, in accordance with the terms and conditions of the Plan. Set forth below is an example of how a bonus could be calculated under the terms and conditions of the Plan.

Example: A Participant has a Base Salary of $200,000 and an Aggregate Target Bonus of 25% of Base Salary. The Participant’s Company Performance Target Bonus is weighted at 75% of the Aggregate Target Bonus and the Individual Performance Target Bonus is weighted at 25% of the Aggregate Target Bonus.

If the Committee determines that the Company Performance Criteria have been attained at the target level of performance with respect to the Plan Year and that 50% of the Individual Performance Target Bonus has been earned, subject to the terms and conditions of the Plan, the bonus, if any, under the Plan would be determined as follows:

Aggregate Target Bonus = $50,000
Company Performance Target Bonus = $37,500
Individual Performance Target Bonus = $12,500

$37,500 (target level of performance for the Company Performance Criteria) + $6,250 (50% of the Individual Performance Target Bonus) = $43,750

Notwithstanding anything herein to the contrary, bonuses payable hereunder to individuals who commence participation in the Plan after the first day of the applicable Plan Year shall be pro-rated based on the portion of the Plan Year during which the applicable Participant was employed. All determinations regarding achievement of the Company Performance Criteria and the achievement of the Individual Performance Target Bonus will be made by the Committee or the CEO, as applicable, and all calculations of any bonuses payable hereunder shall be made by the Committee.

7.Amendment/Termination. The Board at any time, and from time to time, and for any reason or no reason, may amend, modify, or terminate the Plan without prior notice to Participants. No waiver by the Company at any time of any breach by any Participant of any condition or provision of this Plan to be performed by such Participant shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.Clawback. Notwithstanding anything herein or in any agreement between a Participant and any member of the Greenlight Group to the contrary, any and all payments under this Plan may (or, to the extent required by applicable law, rule, regulation or listing standards of any securities exchange or association on which the Company’s securities are listed, shall) be subject to recoupment, cancellation, reduction or forfeiture (i) in accordance with any clawback, forfeiture or similar policy adopted by the Committee or the Board and as in effect from time to time, (ii) in accordance with any clawback, forfeiture or other similar policy that the Company or any other member of the Greenlight Group is required to adopt pursuant to the listing standards of any securities exchange or association on which the Company’s securities are listed or as is otherwise required by Section 304 of the Sarbanes-Oxley Act of 2002 (as it may be amended and any successor provision thereto), Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (as it may be amended and any successor provision thereto) or other applicable law, rule or regulation or (iii) in the event of fraud or any financial restatements or irregularities. In addition, unless otherwise determined by the Committee, to the extent that a Participant receives an amount in excess of the amount the Participant should otherwise have received under the terms of this Plan for any reason (including, without limitation, by reason of a financial restatement, mistake of calculations or other administrative error), the Participant will be required to promptly repay such excess amount to the Company. The Committee will make any determination regarding recoupment, cancellation, reduction or forfeiture in its sole discretion and in accordance with any applicable law, government regulation or Company policy, as applicable. For the avoidance of doubt, no recoupment, cancellation, reduction or forfeiture hereunder will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with any member of the Greenlight Group or otherwise. Any individual who becomes a Participant in the Plan shall be deemed automatically to have consented and agreed to the foregoing terms.

9.Miscellaneous.

a.Governing Law. This Plan shall be governed by and construed in accordance with the laws of the Cayman Islands.

b.Alternative Forms of Payment. Notwithstanding anything herein or in any agreement between a Participant and any member of the Greenlight Group to the contrary, in accordance with the Company’s Share Ownership and Retention Policy for Executives and Non-Employee Directors (effective July 29, 2021) (as it may be amended and restated from time to time (the “Policy”) or any successor thereto, the Committee may elect to pay all or some of a Participant’s bonus hereunder in Class A ordinary shares of the Company if the Participant has not satisfied the Policy or any successor thereto.

c.Taxes. The Company or any other member of the Greenlight Group shall have the right to deduct from any compensation paid to the Participant pursuant to the Plan the amount of taxes required by law in any jurisdiction to be withheld therefrom.

d.Section 409A. Notwithstanding anything herein to the contrary, to the extent applicable, this Plan is intended to comply with or be exempt from and shall be administered in a manner that is intended to comply with or be exempt from Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (collectively, “Section 409A”) and the Plan shall be limited, construed and interpreted with such intent. Notwithstanding the foregoing, no member of the Greenlight Group guarantees that any payment under the Plan complies with or is exempt from Section 409A, and neither the Company, its subsidiaries or affiliates, nor their respective executives, members, partners, directors, officers, or affiliates shall have any liability with respect to any failure of any payments or benefits under the Plan to comply with or be exempt from Section 409A. If any provision hereunder results in the imposition of an additional income or other tax on any Participant under Section 409A, to the extent permitted by Section 409A, such provision shall be reformed to the extent practicable to avoid any such imposition in such manner as the Company determines is appropriate to comply with Section 409A. Each payment under the Plan to which Section 409A applies shall be treated as a separate identified payment for purposes of Section 409A. In no event may any Participant, directly or indirectly, designate the calendar year of any payment to be made under this Plan which constitutes a “deferral of compensation” within the meaning of Section 409A. To the extent any payment under the Plan is subject to Section 409A, any reference to termination of service or similar terms shall mean a “separation from service” under Section 409A.

e.Successors. This Plan shall be binding upon, and inure to the benefit of, the successors and assigns of the Company, and shall be assignable by the Company to any entity acquiring substantially all of the assets of the Company, whether by merger, consolidation, sale of assets or similar transactions.

f.Non-Transferability. No bonus under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, garnishment, execution or levy of any kind or charge by the Participant and any attempt to transfer, alienate, sell, assign, pledge, encumber and, to the extent permitted by applicable law, charge, garnish, execute upon or levy upon the same shall be void and shall not be recognized or given effect by the Company. Except as expressly provided by the Committee, the rights and benefits under the Plan shall not be transferrable or assignable by the Participant other than by will or the laws of descent and distribution.

g.No Right to Employment/Limitation of Rights. Nothing in this Plan shall be deemed by implication or otherwise to impose any limitation on any right of any member of the Greenlight Group to terminate any Participant’s employment at any time. Nothing in the Plan or otherwise shall confer upon any person the right to participate or continue to participate in the Plan. There is no obligation for uniformity of treatment of Participants under the Plan. Payments under the Plan are an extraordinary item of compensation that is outside the normal and expected compensation for purposes of calculating any benefits unrelated to the Plan, including, without limitation, any end-of-service. Participation in the Plan does not guarantee participation in other or future incentive plans of any member of the Greenlight Group.

h.Unfunded Status. No Participant in the Plan or any other person or entity claiming a benefit under or through a Participant or otherwise shall have any right, title or interest by reason of his, her or its participation to any particular assets of the Company or any of its subsidiaries or affiliates. Neither the Company nor any of its subsidiaries or affiliates shall be required to establish any fund or make any other segregation of assets to assure satisfaction of the obligations under the Plan. Nothing in the Plan gives any Participant or any other person or entity claiming a benefit under or through a Participant any rights that are greater than those of a general unsecured creditor of the Company or any of its subsidiaries or affiliates.

i.No Constraint on Corporate Action. Nothing in the Plan shall be construed to: (i) limit, impair or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or consolidate or dissolve, liquidate, sell or transfer all or any part of its business or assets; or (ii) limit the right or power of the Company to take any action which such entity deemed to be necessary or appropriate.

j.Indemnification. Neither the Committee, the Board nor any member thereof shall be liable for any action or determination taken or made in good faith with respect to the Plan. Without limiting any other rights to indemnification, each member of the Board and the Committee shall be indemnified by the Company against any losses incurred in such administration of the Plan to the fullest extent permitted by applicable law.

k.Entire Agreement. This Plan constitutes the entire agreement between a Participant and the Company and its subsidiaries and affiliates regarding the subject matter of this Plan and supersede all prior compensation or incentive plans or any written or verbal representations regarding the subject matter of this Plan.

l.Severability. Every provision of this Plan is intended to be severable and any illegal or invalid term shall not affect the validity or legality of the remaining terms.

m.Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation of construction, and shall not constitute a part of this Plan.
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